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Exhibit 23.1

                       Consent of Independent Accountants
                       ----------------------------------


The Board of Directors
Protocol Systems, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-94912, 33-53992, 33-66272, 33-74384, 33-81104, 333-17703 and 333-17705) on
Form S-8 of Protocol Systems, Inc. of our reports dated January 24, 1997, relating to the consolidated balance sheets of Protocal Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related financial statement schedules, which reports appear in the December 31, 1996 annual report on Form 10-K of Protocol Systems, Inc.



                                     /s/  KPMG Peat Marwick LLP


March 28, 1997